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                                                                    EXHIBIT 99.3

                            EXCHANGE AGENT AGREEMENT


     THIS EXCHANGE AGENT AGREEMENT (the "Agreement") dated as of ____________, 1996 is by and among ___________________, with principal offices ______________
in Atlanta, Georgia ("Bank"), ABC BANCORP, a Georgia corporation ("Acquiror"), and SOUTHLAND BANCORPORATION, an Alabama corporation ("Southland").


                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, Acquiror and Southland are parties to an Agreement and Plan of Merger dated as of December 18, 1995 (the "Merger Agreement"). Following the satisfaction of or waiver of certain conditions set forth in the Merger Agreement, Southland will be merged with and into the Acquiror (the "Merger"), which will be the surviving corporation of the Merger. A true and correct copy of the Merger Agreement, together with specimen stock certificates representing shares of Southland Common Stock, no par value ("Southland Shares"), have been delivered to the Bank prior to the execution of this Agreement;

     WHEREAS, the Merger Agreement provides that, upon consummation of the Merger and proper presentment of the stock certificates representing Southland Shares, each Southland Share outstanding immediately prior to the Effective Time of the Merger, as defined in the Merger Agreement (the "Effective Time of the Merger"), other than shares as to which statutory dissenters' rights have been perfected, will be converted into the right to receive consideration equal to
(i) 1.8 times the Book Value of the Company (as defined in the Merger Agreement) as of the close of business on the day immediately preceding the date of consummation of the Merger, divided by (ii) the aggregate number of the outstanding shares of the Company's common stock as of the effective time of the Merger (the "Merger Consideration"), payable in cash and in whole shares of the common stock, $1.00 par value per share, of ABC ("ABC Common Stock");

     WHEREAS, the aggregate Merger Consideration for all Southland Shares will be divided between cash and ABC Common Stock in the following manner: (a) no more than 49% and no less than 35% of the Southland Shares (including shares with respect to which dissenters' rights have been perfected), will be converted into cash; and (b) no more than 65% and no less than 51% of the Southland Shares will be converted into shares of ABC Common Stock;

     WHEREAS, the Merger Agreement provides for an election procedure whereby Southland shareholders can elect to receive cash, shares of ABC Common Stock or a combination of cash and ABC Common Stock by completing an election form (the "Election Form") and returning it to the Bank;

     WHEREAS, the Merger Agreement provides for specific allocation procedures to satisfy the foregoing limitations;
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     WHEREAS, for purposes of determining the number of shares of ABC Common
Stock into which a Southland Share may be converted, the "Base Period Trading Price" means (i)(A) $13.88 plus (B) the average of the daily closing sales price of a share of ABC Common Stock as reported on the Nasdaq National Market System for the 20 consecutive trading days immediately preceding five consecutive calendar days immediately preceding the effective time of Merger (the "Pre-Closing Base Period Trading Price") divided by (ii) two; provided that for purposes of this calculation, the Pre-Closing Base Period Trading Price shall be deemed to equal (i) $18.00 in the event the Pre-Closing Base Period Trading Price is greater than $18.00 or (ii) $10.00 in the event that the Pre-Closing Base Period Trading Price is less than $10.00; and

     WHEREAS, Acquiror and Southland desire that Acquiror appoint Bank to act as Exchange Agent to effect the exchange described in herein, and Bank desires to accept such appointment. (For convenience, hereinafter in this Agreement Southland Shares outstanding immediately prior to the Effective Time of the Merger are called "Shares," the certificates representing such shares are called "Certificates," and the holders of such Certificates are called "Shareholders.").

     NOW, THEREFORE, based on the mutual covenants set forth herein, and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by each party, and with the intent to be legally bound, the parties hereto hereby represent, warrant and agree as follows:

     1.  Appointment.  Acquiror and Southland hereby appoint Bank as Exchange
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Agent to make payments to Shareholders in accordance with the provisions of
Article 3 of the Merger Agreement, which provisions are incorporated herein by reference, and Bank hereby accepts such appointment and agrees to act as Exchange Agent in accordance with the terms of Article 3 of the Merger Agreement, and the remaining provisions of this Agreement.

     2.  Duties of Bank.  Bank's duties as Exchange Agent shall be as set forth
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in Article 3 of the Merger Agreement and as follows:

     (a) Upon receipt of a Letter of Transmittal and related Certificates, Bank shall determine whether (i) the Letter of Transmittal has been properly completed, and (ii) the accompanying Certificate(s) are in proper order (including proper endorsement, if required). If the Letter of Transmittal and/or Certificates are not in proper order, Bank shall advise the presenter promptly.

     (b) Bank shall also verify by examining stop transfer records to be furnished to Bank by Southland as to lost, stolen, destroyed or otherwise invalid Certificates that no stop order has been issued against the Shares represented by the surrendered Certificates, the registration of the Certificates should be checked against the certified list of Shareholders of record of Southland Shares at the Effective Time of the Merger.

     (c) If Certificates are surrendered to Bank with instructions to deliver the check and/or the certificates of ABC Common Stock in a name other than the name of the record holder, Bank shall determine whether each such Certificate is properly endorsed or accompanied by an appropriate stock power and the signatures thereon are guaranteed by a commercial bank or

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     trust company located in the United States or by a member of a registered national securities exchange or a member of the National Association of Securities Dealers. Where a Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary capacity and the surrendered Certificate is not registered in the fiduciary's name, the Letter of Transmittal must be accompanied by proper evidence of the signer's authority to act. If more than one person is the record holder of the surrendered Certificate, each person must sign the Letter of Transmittal. Any necessary stock transfer stamps must be affixed to the Certificate, or funds in lieu thereof must be furnished to Bank.

     (d) Bank shall promptly notify the Acquiror if a person submits a Letter of Transmittal to Bank and alleges that the Certificate or Certificates representing the Shares to which the Letter of Transmittal relates have been lost, stolen or destroyed. Bank shall then instruct such person as to the procedure for obtaining a bond of indemnification reasonably satisfactory to Bank and to Acquiror.

     (e) Bank shall promptly notify Acquiror if Bank receives any Certificate bearing the name of a person on the list of those persons who have taken steps to perfect their dissenters' rights, which list shall be provided to Bank by Acquiror and Southland.

     (f) After examining the Certificates which have been surrendered to Bank and the accompanying Letters of Transmittal, Bank shall be obligated to issue checks and certificates for shares of ABC Common Stock and deliver same in accordance with Article 3 of the Merger Agreement and in accordance with the duly completed Letters of Transmittal.

     (g) Bank shall cancel all those Certificates which have been surrendered to it and with respect to which issuance of a check and/or certificates for shares of ABC Common Stock has been made. All such Certificates so surrendered and cancelled shall be held by Bank until Bank's duties as Exchange Agent shall terminate, at which time Acquiror will take delivery of the Certificates and other documents in the possession of the Exchange Agent concerning the records of the former Shareholders.

     (h) Bank shall maintain on a continuing basis, for the term of this Agreement, a list of Shareholders who have not yet surrendered their Certificates.

     (i) In examining and processing Certificates and Letters of Transmittal submitted hereunder and making issuances therefor, Bank shall in all cases act as promptly as practicable.

     (j)  Bank's duties as Exchange Agent shall continue until the earliest of:
     (i) the payment of all amounts due to Shareholders under Article 3 of the Merger Agreement; (ii) the notification by Acquiror to Bank that Acquiror has appointed a new exchange agent that satisfies the qualifications specified in Section 8(c) of this Agreement; (iii) the issuance of all cash and certificates for shares of ABC Common Stock pursuant to the terms of
     Article 3 of the Merger Agreement; (iv) a date which is one year after the Effective Time of the Merger; or (v) the termination of the Merger Agreement prior to the consummation of the Merger for any reason whatsoever. Upon termination, the Exchange Agent will direct the

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     Shareholders to the new agent, the Acquiror, or Southland, as appropriate.
     If Bank's duties as Exchange Agent terminate because of the termination of the Merger Agreement prior to consummation of the Merger, Bank shall promptly return all Certificates and records of Southland in its possession to the Shareholders and Southland, respectively, and all costs and expenses incurred in such delivery shall be paid equally by Acquiror and Southland. If notice of the appointment of a new exchange agent is given to Bank at any time, Bank shall transfer all blank certificates then held by it under this Agreement to the new exchange agent upon receipt of a copy of a fully executed exchange agent agreement with such new exchange agent.

     3.  Special Instructions, Etc.  Bank shall be entitled to request further
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instruction of Acquiror and may rely upon any letter of instruction executed by
Acquiror. In performing its duties hereunder, Bank shall follow the same standards, customs and practices as it follows in its stock transfer business generally.

     4.  Cooperation.  Every party to this Agreement shall furnish to every
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other party, upon request, such additional documents, information and other material as may be reasonably required by the requesting party in order to carry out the purpose and intent of this Agreement.

     5.  Liability of Bank Hereunder.  Bank may rely, and shall be protected in
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acting or refraining from acting, on any instrument reasonably believed by it to be genuine and to have been executed or presented by the proper party or parties. Bank may rely on and shall be protected in acting upon the written or oral instructions, with respect to any matter relating to its actions as Exchange Agent specifically covered by this Agreement, or supplementing or qualifying any such actions, of counsel for Acquiror or of officers of Acquiror; and shall be entitled to request further instructions from such persons to act in accordance therewith. Bank may appoint attorneys satisfactory to it (including attorneys of Acquiror), and the advice or opinion of such attorneys shall constitute a full and complete authorization in respect of any action taken, suffered or omitted by Bank hereunder in good faith and in accordance with such advice or opinion. Bank shall not be liable for any action taken or omitted by it in accordance with this Agreement, nor for any action taken or omitted by it in good faith in accordance with the advice of its attorney or any attorney for Acquiror. If Bank consults with counsel concerning any of its duties or obligations as Exchange Agent pursuant hereto, or in case it becomes involved in litigation on account of being Exchange Agent pursuant hereto, then its costs, expenses and reasonable attorneys' fees shall be paid equally by Acquiror and Southland, unless Acquiror consents to pay all such costs, expenses or fees,

     Bank shall have no duty of inquiry nor incur any liability in the event of any payment being made to Shareholders for Shares against which a "stop" order has been reported to it by Southland or to which a transfer restriction may apply, unless it is furnished, on a timely basis, with an accurate list of Shares (including certificate numbers) subject to such orders or restrictions.

     Bank is to act hereunder solely as Exchange Agent and shall have no liabilities or obligations except for its own negligence or misconduct as determined by a court of competent jurisdiction.

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     7.  Fees and Expenses of Bank.  As compensation for services rendered as
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Exchange Agent hereunder, the Bank shall be entitled to fees as set forth in
Exhibit A attached hereto and incorporated herein by this reference.

     8.  Miscellaneous Provisions.
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     (a)  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute but one instrument, and it shall become effective whenever each party shall have executed at least one counterpart.

     (b) This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

     (c) Bank may resign its appointment upon 30 days' written notice to Acquiror. In case of the resignation of Bank hereunder, Acquiror may by written instrument appoint as successor exchange agent any bank or trust company located in the United States having capital and surplus at least equal to that of Bank and which has trust powers and is a member of The Stock Transfer Association, Inc. Such successor shall have all the rights, powers, obligations and immunities of Bank hereunder and such additional obligations as Acquiror shall require.

     (d) This Agreement may not be amended in any respect to adversely affect the rights of the Shareholders.

     (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of laws.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first above written.

                         [NAME OF BANK]

                         By: ________________________
                         Title: __________________

                         ABC BANCORP


                         By: ________________________
                         Title: ___________________

                         SOUTHLAND BANCORPORATION


                         By: ________________________
                         Title: ___________________

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